SCHEDULE 14A INFORMATION
     PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934


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                           COMPASS BANCSHARES, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           COMPASS BANCSHARES, INC.
                  ------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

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Notes:

For Immediate Release
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April 5, 1995
For further information:  Ellen Laden, 205/933-3554


                    DEAN WITTER ENDORSES COMPASS MANAGEMENT


     Birmingham, Ala., ... Compass Bancshares, Inc. (NASDAQ: CBSS) today released a letter it received from the Managing Director-Corporate Finance for Dean Witter Reynolds, Inc., the nation's third largest brokerage firm, supporting the Company's current management and their decision that now is not the time to sell.

     According to William C. Bertha, Jr., "Dean Witter believes that current management has done an excellent job in running the bank; in fact, of all the banks in the Dean Witter research universe, Compass has the greatest total annual return of all banks during the 1990 through 1994 period with a total average return of 25.1%"

     The complete text of the letter reads:

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March 25, 1995

Mr. Garrett R. Hegel
Chief Financial Officer
Compass Bancshares, Inc.
15 South 20 Street-Floor 19
Birmingham, AL 35233

Dear Gary:

In response to the proxy fight in which Compass has become involved, it is our belief that management and the Board were correct in turning down the First Union offer of October 1994. While Dean Witter has not been retained by Compass to render a formal opinion on this matter and as such has not undertaken the appropriate due diligence required to render an official opinion, our prima facie viewpoint is that the offer was inadequate for a number of reasons.

                                    (more)

Witter Report
1st add

The value of Compass Bancshares is to a large degree dependent upon both macro market conditions and the financial condition of both your institution and that of prospective buyers. During October 1994, the market environment for bank stocks was very depressed due to a major sell off by institutions of bank stocks based largely on concerns about eroding margins stemming from the rising interest rate environment and the implications that held for banks funding costs and bond portfolios. As such, the valuations of banks suffered. During this period, we advised our clients not to be in the market as sellers due to their depressed valuations which we viewed as a temporary phenomena.

We firmly believe that the value of your franchise is worth more than $30.70 a share and will improve steadily due to the following reasons:

First, we believe that the interest rate environment has stabilized; we do not believe the Fed will be increasing rates further in 1995. This type of outlook has very positive implications for bank stocks in 1995 and 1996 as we experience a "soft landing" in the economy. As interest rate fears continue to abate, we believe that the investor community will rotate back into the banking sector and drive valuations back to a reasonable level versus the historically low relative price/equity levels bank stocks endured versus the S&P at the end of last year. Bank stock valuations have already begun to rebound in response to this outlook, year-to-date 1995.

Second, we believe that despite a slow down in the economy that loan demand -- especially in the markets you service -- will be strong throughout the year leading to continued profitability in 1995. Our analyst believes Compass' earnings will grow by 12% in 1995 over your record earnings number for 1994.

Third, we believe that due to regulatory changes -- in particular the reduction in FDIC insurance premiums and the demise of Glass-Steagall (which we think will both be accomplished in 1995) -- the underlying value of commercial bank franchises will become more valuable and enjoy a market multiple expansion due to their ability to realize higher absolute levels of profitability as a result of expanded powers and more diversified earning streams. The change in the regulatory landscape has very positive long-term implications for the industry.


                                    (more)

Witter report
2nd add



Fourth, the balance sheet integrity of Compass remains strong both from an asset quality and capital perspective. Your financial integrity allows you to execute both acquisition strategies and product expansion programs which should lead to continued levels of strong financial performance. Dean Witter believes that current management has done an excellent job in running the bank; in fact, of all the banks in the Dean Witter research universe, COMPASS HAS THE GREATEST TOTAL ANNUAL RETURN OF ALL BANKS DURING THE 1990 THROUGH 1994 PERIOD WITH A TOTAL AVERAGE RETURN OF 25.1%. This type of performance is reflected in your stock price which has had an outstanding appreciation record since Paul Jones become Chief Executive Officer.

While stressing that Dean Witter is not in the position to make any sort of formal, legal or binding opinion on this topic due to the fact that we were not retained by Compass and therefore are not privy to all of the relevant information needed to render such an opinion, we do believe that a price of $30.70 a share does not adequately represent the value of Compass Bancshares. Furthermore, we strongly believe that current management has done an excellent job of running Compass and should continue to do so in the future!

                                   Best regards,

                                   "Bill"

                                   William R. Bertha, Jr.
                                   Managing Director - Corporate Finance



WRB/mrf
cc: Mr. D. Paul Jones

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     Compass Bancshares, Inc. is a $9.1 billion bank holding company with 188 offices in Alabama, Florida and Texas.




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